EXHIBIT 99.1

SANMINA-SCI TO EXIT PERSONAL COMPUTING BUSINESS

San Jose, CA - February 19, 2008 — Sanmina-SCI Corporation (the “Company”) (NASDAQ NM: SANM) a leading global Electronics Manufacturing Services (EMS) company, today announced it has signed a definitive agreement with Foxteq Holdings Inc., a member of Foxconn Technology Group, for the sale of certain assets of its personal computing business and associated logistics services located in Hungary, Mexico and the United States.

Separately, the Company announced that it has entered into a non-binding memorandum of understanding with Lenovo Group Limited to transition responsibility of its Monterrey, Mexico personal computing operation and to sell certain of its related assets to Lenovo.

The Company anticipates that the proceeds from the Foxteq transaction, along with the disposition of certain other related assets associated with, but not included in the Foxteq transaction, will be between $80 and $90 million, depending upon the book value of the assets at the time of closing.  Other material terms related to the Foxteq transaction will be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.  Further details will be provided during the Company’s second quarter fiscal 2008 earnings conference call scheduled in April.

The closing of the Foxteq transaction is subject to customary closing conditions, including regulatory approvals and is expected to close in the Company’s third fiscal quarter ending June 28, 2008.

“This announcement is in line with our previous statements that we would sell or otherwise exit the personal computing business because the business is no longer integral to the Company’s long-term strategy,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI.

“Since we announced our intentions to exit the personal computing business, several operating initiatives have allowed us to significantly reduce the net assets invested in this business.  Accordingly, we anticipate that the financial benefits of these initiatives along with the total proceeds from these transactions and other related dispositions to be in excess of $200 million,” concluded Sola.

About Sanmina-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology, automotive and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at
www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

This press release contains forward-looking statements, including those related to the anticipated proceeds from and timing of closing of the Foxteq transaction and the total value expected to be realized from the Foxteq transaction and related dispositions and initiatives. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in this press release, including failure to obtain regulatory or other consents required to consummate the transactions, changes in the book value of the assets being sold, changes in future supply requirements and any failure to negotiate a definitive agreement in the case of the Lenovo transaction. No assurances are made that these results will be achieved. The Company’s results and projections are also subject to the risks and uncertainties contained in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors Affecting Operating Results” in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2007.

Sanmina-SCI Contact

Paige Bombino

Investor Relations

408-964-3610